UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2015 (June 1, 2015)

Ryerson Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34735

(Commission File Number)

26-1251524

(I.R.S. Employer Identification No.)

227 W. Monroe St., 27th Floor, Chicago, IL 60606

(Address of principal executive offices and zip code)

(312) 292-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Non-Competition Agreement with Edward J. Lehner

In accordance with the offer letter agreement dated May 7, 2015 between Edward J. Lehner and Ryerson Holding Corporation (the “Company”), pursuant to which Mr. Lehner was appointed as President and Chief Executive Officer of the Company effective June 1, 2015, Mr. Lehner and the Company entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement dated June 1, 2015 (the “Non-Competition Agreement”).

The Non-Competition Agreement contains confidentiality, non-competition and non-solicitation provisions. Its confidentiality provisions require Mr. Lehner to keep confidential and not disclose confidential information relating to the Company, its subsidiaries and affiliates, its customers and/or vendors and suppliers. Under the agreement’s non-competition and non-solicitation provisions, during Mr. Lehner’s employment and for a period of 18 months after the termination of his employment for any reason, Mr. Lehner may not (a) own, operate, manage, control, participate, consult with, advise or have any financial interest in any a person or entity engaged in the metal service center processing and/or distribution business, (b) engage in the start-up of a business in competition with the Company’s business, (c) call upon, solicit business from, or sell any products sold or distributed by the Company to any customer or prospective customer of the Company with whom employees of the Company had contact during Mr. Lehner’s employment with the Company, (d) encourage any employees of the Company to seek or accept an employment or business relationship with a person or entity other than the Company, or in any way interfere with the relationship of the Company and any of its employees, or (e) encourage any supplier, distributor, franchisee, licensee, or other business relation of the Company to cease or curtail doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company.

The Non-Competition Agreement also contains provisions regarding Mr. Lehner’s rights and payments owed to him upon termination. It provides that the Company and Mr. Lehner may each terminate the agreement for any or no reason on 30 days’ prior notice. In the event that Mr. Lehner’s employment is terminated by the Company without “cause” or by him for “good reason” (each as defined in the Non-Competition Agreement), he will be entitled, subject to his execution and non-revocation of a separation and release agreement, to continue to receive his base salary, payable in installments in accordance with normal payroll practices, until the earliest of (i) the 18th month after the termination date, (ii) the date he violates or initiates any legal challenge to certain provisions of the Non-Competition Agreement including the confidentiality, non-competition and non-solicitation provisions, or (iii) the date of his death or the date he is determined to be eligible for benefits under the Company’s long-term disability plan.

The Non-Competition Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and it provides that the timing of the payments described above may be subject to modification to the extent necessary to comply with Section 409A.

A copy of the Non-Competition Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Non-Competition Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

10.1	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated June 1, 2015, by and between Ryerson Holding Corporation and Edward J. Lehner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2015

RYERSON HOLDING CORPORATION

By:	/s/ Mark S. Silver
Name:	Mark S. Silver
Title:	Vice President, Managing Counsel and Secretary

Exhibit Index

Exhibit #	Description

10.1	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated June 1, 2015, by and between Ryerson Holding Corporation and Edward J. Lehner.

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